EXHIBIT 23.2


                                W. STEVEN WALKER
                            Wells Fargo Bank Building
                         800 Airport Freeway, Suite 1100
                               Irving, Texas 75062
           Telephone (972) 445-4114      Facsimile (972) 445-4113



July 17, 2001



Board of Directors
Direct Wireless Communications, Inc.
106 East Sixth Street, Suite 640
Austin, Texas 78701

Gentlemen:

         I hereby consent to the inclusion of my opinion dated July 17, 2001 concerning the validity of the common stock of DWCI to be distributed to the shareholders of DWC as a stock dividend pursuant to registration statement, File No. 333-62216, as an exhibit to that registration statement and reference to me as an expert in the prospectus to that registration statement.

                                                Very truly yours,



                                                /s/ W. Steven Walker








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